HUDSON TECHNOLOGIES, INC.

300 Tice Boulevard, Suite 290

Woodcliff Lake, NJ 07677

845-735-6000 (Phone)

January 5, 2026

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Re:	HUDSON TECHNOLOGIES, INC. (the “Company”)
Registration Statement on Form S-3 (File No. 333-292167)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, in connection with the above-captioned Registration Statement, the Company hereby requests that such Registration Statement be declared effective at 4:00 p.m. Eastern time on Wednesday, January 7, 2026, or as soon thereafter as practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with our counsel, Wiggin and Dana LLP, by calling Michael Grundei at (203) 363-7630.

Very truly yours,

HUDSON TECHNOLOGIES, INC.

By:	/s/ Brian Bertaux
	Name:	Brian Bertaux
	Title:	Chief Financial Officer

cc (via email):	Rucha Pandit (SEC) Michael Grundei (Wiggin and Dana LLP)